Filed pursuant to Rule 433

Registration Statement No.: 333-167832

THE BANK OF NEW YORK MELLON CORPORATION

$500,000,000 FIXED RATE SENIOR NOTES DUE 2021

FEBRUARY 13, 2012

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS*: Aa2 / A+ / AA- / AAL (NEGATIVE/NEGATIVE/STABLE/STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: SEPTEMBER 23, 2021

TRADE DATE: FEBRUARY 13, 2012

SETTLEMENT DATE: FEBRUARY 21, 2012 (T+5)

REDEMPTION COMMENCEMENT DATE: AUGUST 23, 2021

COUPON: 3.55% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH MARCH 23 AND SEPTEMBER 23, COMMENCING ON MARCH 23, 2012 AND ENDING ON THE MATURITY DATE

REDEMPTION PRICE: THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 30 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $500,000,000 (TO BE FUNGIBLE AND CONSOLIDATED WITH THE $1,000,000,000 3.55% SENIOR NOTES DUE 2021 ISSUED ON SEPTEMBER 23, 2011, THEREBY FORMING A SINGLE ISSUE WITH SUCH NOTES WITH AN AGGREGATE PRINCIPAL AMOUNT OF $1,500,000,000)

ISSUE PRICE: 103.338% OF PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST FROM SEPTEMBER 23, 2011

PROCEEDS TO ISSUER: $523,237,222.22

PRICING BENCHMARK: UST 2.000% DUE FEBRUARY 15, 2022

BENCHMARK YIELD: 1.991%

SPREAD TO BENCHMARK: +115 BASIS POINTS

RE-OFFER YIELD: 3.141%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406HBY4/US06406HBY45

BOOKRUNNERS: BARCLAYS CAPITAL INC., BNY MELLON CAPITAL MARKETS, LLC, GOLDMAN, SACHS & CO.

CO-MANAGERS: GREENTREE BROKERAGE SERVICES INC., HSBC SECURITIES (USA) INC., MFR SECURITIES, INC., MURIEL SIEBERT & CO., INC., NATIXIS SECURITIES AMERICAS LLC, WELLS FARGO SECURITIES, LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The notes described in this term sheet are in addition to the $1,000,000,000 principal amount of 3.55% Senior Medium-Term Notes Series G due 2021 that The Bank of New York Mellon Corporation issued in September 2011, described in the Pricing Supplement dated September 16, 2011 to the Prospectus Supplement dated August 6, 2010 and the Prospectus dated June 28, 2010, and will be consolidated with, have the same CUSIP and ISIN numbers as, and will form part of a single issue with, those notes. Upon completion of this offering, the aggregate principal amount of outstanding notes under this issue will be $1,500,000,000. Information contained in the Pricing Supplement dated September 16, 2011 is not incorporated by reference into this term sheet.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, BNY Mellon Capital Markets, LLC at 1-800-269-6864, or Goldman, Sachs & Co. at 1-866-471-2526.

*A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.